News Release
Media contact:	Kyle Tarrance
media@truist.com

Truist names Beau Cummins chief operating officer and Dontá Wilson chief consumer & small business banking officer; hires Kristin Lesher as new chief wholesale banking officer

CHARLOTTE, N.C., November 14, 2023 – Truist Financial Corporation (NYSE: TFC) today announced continued progress in the company’s transformation journey with the creation of a chief operating officer position, the naming of a new chief consumer & small business banking officer and the hiring of a new chief wholesale banking officer.

Truist Vice Chair Beau Cummins will assume the COO role immediately. His responsibilities in this new role include leading enterprise strategy, transformation, operations, and payments as well as a new governance and controls group. Since 2021, Cummins has served as vice chair with responsibility for Truist’s corporate and investment banking, commercial real estate, wealth, and national consumer finance services and payments businesses, in addition to Truist's corporate strategy and enterprise operations. He previously served as head of Truist’s corporate and institutional group. He had held several leadership positions at a Truist predecessor as well as other leading financial services companies. He serves on the board of directors of Atrium Health Foundation and the Owen Graduate School of Management board of visitors at Vanderbilt University.

Dontá Wilson has been named chief consumer & small business banking officer. He is responsible for the consumer, premier, and small business segments serving clients through mobile and online banking, multiple virtual client service centers and more than 2,000 community banking branches across the Southeast, Mid-Atlantic, and Texas. Wilson also oversees core deposit and loan products, consumer capital markets, national consumer finance businesses, enterprise marketing, client experience strategy, digital banking, and innovation. He has held several leadership positions through his career at Truist. He serves on the board of directors for Signet Jewelers, the board of trustees for the University of North Carolina at Charlotte and on the board of Samaritan’s Feet.

Kristin Lesher will be the new chief wholesale banking officer, overseeing corporate and investment banking, commercial banking, commercial real estate, and wealth management businesses. She comes to Truist from Wells Fargo, where she has held key leadership positions for more than two decades, most recently serving as executive vice president and head of commercial banking coverage. She is a former board chair of Girls on the Run International, where she served as a board member for seven years. She will join Truist in her new role in February. Until that time, Cummins will lead the company’s wholesale banking business.

The three roles report directly to Chairman & CEO Bill Rogers.

“This evolution of our management team speaks to the client-centric, performance-driven company we are building,” said Rogers. “Beau, Dontá and Kristin are talented leaders who bring tremendous depth of experience to these key roles. As COO, Beau will provide oversight of newly centralized enterprise functions and drive Truist’s broader transformation efforts. Dontá’s track record of results demonstrates that he is uniquely suited for his new role. Kristin is the right choice to take our wholesale banking business to the next level. Our updated leadership structure will streamline decision-making, deliver superior client experience, drive accelerated performance and actualize our purpose to inspire and build better lives and communities.”

Truist introduced a number of other organizational changes today, including that Brian Dowhower will lead Truist Wealth. Dowhower succeeds Joe Thompson who will assume the role of chief governance & controls officer. In addition, as part of its ongoing transformation work, the company announced the evolution of its executive leadership team. A new Truist Operating Council will be formed to expand leadership opportunities, ensure inclusive feedback, and break down silos to enable the company to more effectively pursue its goals. To learn more about the members of the Truist Operating Council, visit https://media.truist.com/operating-council.

About Truist

Truist Financial Corporation (NYSE: TFC) is a purpose-driven financial services company committed to inspiring and building better lives and communities. Truist has leading market share in many high-growth markets in the country and offers a wide range of products and services through our retail and small business banking, commercial banking, corporate and investment banking, insurance, wealth management, and specialized lending businesses. Headquartered in Charlotte, North Carolina, Truist is a top 10 U.S. commercial bank with total assets of $543 billion as of September 30, 2023. Truist Bank, Member FDIC. Learn more at Truist.com.